Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SONDER HOLDINGS INC.
Sonder Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:
1. The name of the Company is Sonder Holdings Inc.
2. This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Company’s Certificate of Incorporation, as amended, and any amendments thereto (the “Certificate of Incorporation”), last amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State on September 19, 2023.
3. The second paragraph of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
“The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is 401,809,144 shares, consisting of (a) 151,809,144 shares of General Common Stock (the “General Common Stock”), including (i) 149,809,144 shares of Common Stock (the “Common Stock”), and (ii) 2,000,000 shares of Special Voting Common Stock (the “Special Voting Common Stock”), and (b) 250,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”
4. This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.
5. This Certificate of Amendment shall be effective as of 4:01 p.m., Eastern Time, on the date written below.
6. All other provisions of the Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this day of October 1, 2024.

SONDER HOLDINGS INC.

By:	/s/ Katherine E. Potter
Name:	Katherine E. Potter
Title:	Secretary